     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                      INTERNATIONAL RECTIFIER CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                 95-1528961
 (State or other jurisdiction    (I.R.S. Employer
              of                Identification No.)
incorporation or organization)

                               233 KANSAS STREET
                              EL SEGUNDO, CA 90245
                                 (310) 726-8000
         (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                            L. MICHAEL RUSSELL, ESQ.
            EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                      INTERNATIONAL RECTIFIER CORPORATION
                               233 KANSAS STREET
                              EL SEGUNDO, CA 90245
                                 (310) 726-8000
          (Name and address, including zip code, and telephone number, including area code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

         KENDALL R. BISHOP, ESQ.                           BRYANT B. EDWARDS, ESQ.
          O'Melveny & Myers LLP                                Latham & Watkins
         1999 Avenue of the Stars                           633 West Fifth Street
                Suite 700                                        Suite 4000
      Los Angeles, California 90067                     Los Angeles, California 90071
        Telephone: (310) 246-6780                         Telephone: (213) 485-1234
        Facsimile: (310) 246-6779                         Facsimile: (213) 891-8763

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT IS DECLARED EFFECTIVE.
                           --------------------------
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ Registration
No. 333-30348

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, under the Securities Act please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
              TITLE OF SHARES                    AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
              TO BE REGISTERED                   REGISTERED(2)         PER UNIT(3)       OFFERING PRICE(3)   REGISTRATION FEE(3)
Common Stock, $1.00 par value(1)............       1,437,500             $43.25             $62,171,875            $16,414

(1) Includes rights under the Registrant's Shareholders Rights Plan.

(2) Includes shares subject to the underwriters' over-allotment option.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    This registration statement filed under the Securities Act of 1933, as amended, by International Rectifier Corporation with the Securities and Exchange Commission incorporates by reference the contents of our Registration Statement on Form S-3 (File No. 333-30348) relating to the offering of an aggregate of up to 9,200,000 shares of our Common Stock.

                                 CERTIFICATION

    We hereby certify to the Commission that we have instructed our bank to pay the Commission the filing fee of $16,414 for the additional securities being registered under this registration statement as soon as practicable (but in any event no later than the close of business on March 10, 2000); that we will not revoke such instructions; that we have sufficient funds in the relevant account to cover the amount of the filing fee; and that we undertake to confirm receipt of such instructions by the bank on March 10, 2000.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

       EXHIBIT
         NO.                              ITEM
---------------------   -----------------------------------------
        5.1             Legal opinion of O'Melveny & Myers LLP
                        regarding legality of securities being
                        registered.
       23.1             Consent of PricewaterhouseCoopers LLP.
       23.2             Consent of O'Melveny & Myers LLP
                        (included in Exhibit 5.1)

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California on the 9th day of March, 2000.

                                                       INTERNATIONAL RECTIFIER CORPORATION

                                                       By:  /s/ MICHAEL P. MCGEE
                                                            -----------------------------------------
                                                            Michael P. McGee
                                                            EXECUTIVE VICE PRESIDENT AND
                                                            CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----
               /s/ ERIC LIDOW*                        Chairman of the Board         March 9, 2000
    ------------------------------------
                 Eric Lidow

            /s/ ALEXANDER LIDOW*                Director, Chief Executive Officer   March 9, 2000
    ------------------------------------
               Alexander Lidow

           /s/ ROBERT J. MUELLER*              Director, Executive Vice President   March 9, 2000
    ------------------------------------
              Robert J. Mueller

             /s/ DEREK B. LIDOW*                            Director                March 9, 2000
    ------------------------------------
               Derek B. Lidow

              /s/ GEORGE KRSEK*                             Director                March 9, 2000
    ------------------------------------
                George Krsek

             /s/ JACK O. VANCE*                             Director                March 9, 2000
    ------------------------------------
                Jack O. Vance

             /s/ ROCHUS E. VOGT*                            Director                March 9, 2000
    ------------------------------------
               Rochus E. Vogt

                  SIGNATURE                                   TITLE                         DATE
                  ---------                                   -----                         ----
            /s/ DONALD S. BURNS*                            Director                March 9, 2000
    ------------------------------------
               Donald S. Burns

            /s/ JAMES D. PLUMMER*                           Director                March 9, 2000
    ------------------------------------
              James D. Plummer

             /s/ MINORU MATSUDA*                            Director                March 9, 2000
    ------------------------------------
               Minoru Matsuda

*By:              /s/ MICHAEL P. MCGEE*
             -------------------------------
                    Michael P. McGee